Exhibit 5

500 Woodward Avenue, 33rd Floor Detroit, Michigan 48226 (313) 222-3432

November 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: COMERICA INCORPORATED — REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am Senior Vice President, Assistant Secretary and General Counsel-Investment Bank and Corporate Finance to Comerica Incorporated, a Delaware corporation (the “Corporation”). This opinion is being rendered with respect to the registration statement on Form S-8 filed by the Corporation with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 1,000,000 shares of Common Stock, $5.00 par value, of the Corporation (the “Securities”). The Securities are to be issued under the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Plan”).

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, I advise you that, in my opinion:

The Securities have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued.

I hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mark W. Yonkman
Mark W. Yonkman, Esquire
Senior Vice President,
  Assistant Secretary and
  General Counsel-Investment
  Bank and Corporate Finance
Comerica Incorporated